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                                                                     EXHIBIT 2.3

                                ILIFE.COM, INC.

                         1999 EQUITY COMPENSATION PLAN

                               STOCK OPTION GRANT
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     This STOCK OPTION GRANT, dated as of this 5th day of April, 2000 (the "Date of Grant"), is delivered by ILIFE.COM, INC., a Florida corporation (formerly "Intelligent Life Corporation") (the "Company"), to JEFFREY CUNNINGHAM, an individual residing in the state of Massachusetts (the "Grantee").


                                    RECITALS
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     The ilife.com, Inc. 1999 Equity Compensation Plan (the "Plan") provides for the grant of options to purchase shares of common stock of the Company. The Board of Directors of the Company (the "Board") has decided to make a stock option grant under the Plan as an inducement for the Grantee to promote the best interests of the Company and its stockholders.

     NOW, THEREFORE, the parties to this Agreement, intending to be legally bound hereby, agree as follows:

     1.  Grant of Option.
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     (A) Subject to the terms and conditions set forth in this Agreement and in the Plan, the Company hereby grants to the Grantee a nonqualified stock option (the "Option") to purchase 141,905 shares of common stock of the Company ("Shares") for the exercise price of $4.50 per share. The Option shall become exercisable in accordance with Paragraph 2 below.

     (B) The Option is not designated as an incentive stock option.

     2.  Exercisability of Option.  The Option shall become exercisable as to
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any vested Shares during the period commencing on the date of vesting and continuing until the termination date of the Option set forth in Paragraph 4 below. The Option shall vest in accordance with the following vesting schedule:

         (a) 70,952 of the shares shall vest and become exercisable on March 31, 2001; and

         (b) An aggregate of 5,913 shares shall vest and become exercisable on the last day of each month commencing on April 30, 2001 and concluding on March 31, 2002.

The right to exercise the Option shall be cumulative.
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     3.  Term of Option.
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     (A) The Option shall have a term of ten (10) years from the Date of Grant and shall terminate at the expiration of that period, unless it is terminated at an earlier date as set forth in this Paragraph 3.

     (B) The Company shall have the right to terminate this Option at any time prior to a Change in Control, for any reason, by providing written notice to the Grantee at least 30 days prior to the Option termination date. Any portion of the Option, whether vested or unvested, not exercised prior to the time of termination pursuant to this Paragraph 3 shall immediately terminate on the termination date.

     (B) The parties hereto acknowledge that the Board has waived the provisions of Section 5(e) of the Plan regarding the effect on this Option of a termination of the Grantee's performance of services for the Company.

     4.  Exercise Procedures.
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     (a) Subject to the provisions of Paragraphs 2 and 3 above, after the Option has become exercisable, the Grantee may exercise part or all of the exercisable Option by giving the Board written notice of intent to exercise in the manner provided in Paragraph 13 below, specifying the number of Shares as to which the Option is to be exercised. On the delivery date, the Grantee shall pay the exercise price (i) in cash, (ii) with the approval of the Board, by delivering Shares of the Company which shall be valued at their fair market value on the date of delivery, or (iii) by such other method as the Board may approve, including, after a public offering of the Company's stock, payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board. The Board may impose from time to time such limitations as it deems appropriate on the use of Shares of the Company to exercise the Option.

     (b) The obligation of the Company to deliver Shares upon exercise of the Option shall be subject to all applicable laws, rules, and regulations and such approvals by governmental agencies as may be deemed appropriate by the Board, including such actions as Company counsel shall deem necessary or appropriate to comply with relevant securities laws and regulations. The Company may require that the Grantee (or other person exercising the Option after the Grantee's death) represent that the Grantee is purchasing Shares for the Grantee's own account and not with a view to or for sale in connection with any distribution of the Shares, or such other representation as the Board deems appropriate. All obligations of the Company under this Agreement shall be subject to the rights of the Company as set forth in the Plan to withhold amounts required to be withheld for any taxes, if applicable. Subject to Board approval, the Grantee may elect to satisfy any income tax withholding obligation of the Company with respect to the Option by having Shares withheld up to an amount that does not exceed the applicable withholding tax rate for federal (including FICA), state and local tax liabilities.

     5.  Change of Control.  Except as provided herein, the provisions of the
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Plan applicable to a Change of Control shall apply to the Option.


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     6.  Grant Subject to Plan Provisions.  This grant is made pursuant to the
         --------------------------------
Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. The grant and exercise of the Option are subject to the provisions of the Plan and to interpretations, regulations and determinations concerning the Plan established from time to time by the Board in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (i) rights and obligations with respect to withholding taxes, (ii) the registration, qualification or listing of the Shares, (iii) capital or other changes of the Company, and (iv) other requirements of applicable law. The Board shall have the authority to interpret and construe the Option pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder.

     7.  No Employment Rights.  The grant of the Option shall not confer upon
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the Grantee any right to be retained by or in the employ of the Company, or to serve as a director of the Company, and shall not interfere in any way with the right of the Company to terminate the Grantee's employment or service at any time. The right of the Company to terminate at will the Grantee's employment or service at any time for any reason is specifically reserved.

     8.  No Shareholder Rights.  Neither the Grantee, nor any person entitled
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to exercise the Grantee's rights in the event of the Grantee's death or pursuant to Section 9 hereof, shall have any of the rights and privileges of a shareholder with respect to the Shares subject to the Option, until certificates for Shares have been issued upon the exercise of the Option.

     9.  Assignment and Transfers.  Except as expressly set forth in this
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Section 9, the rights and interests of the Grantee under this Agreement may not be sold, assigned, encumbered or otherwise transferred except, in the event of the death of the Grantee, by will or by the laws of descent and distribution.
In the event of any attempt by the Grantee to alienate, assign, pledge, hypothecate, or otherwise dispose of the Option or any right hereunder, except as provided for in this Agreement, or in the event of the levy or any attachment, execution or similar process upon the rights or interests hereby conferred, the Company may terminate the Option by notice to the Grantee, and the Option and all rights hereunder shall thereupon become null and void. Notwithstanding anything herein to the contrary and Section 8 of the Plan, the Grantee may transfer this Option to a member of his immediate family, a trust for the benefit of the Grantee or a member of his immediate family, or an entity in which the Grantee holds an ownership interest, provided the Grantee receives no consideration in connection with such transfer and the transferee agrees that the Option shall continue to be subject to the terms and conditions of this Agreement and the Plan. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company's parents, subsidiaries, and affiliates. This Agreement may be assigned by the Company without the Grantee's consent.

     10.  Withholding of Shares.  Pursuant to Section 7(b) of the Plan, the
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Grantee is hereby authorized to elect to satisfy the Company's income tax withholding obligation with respect to the exercise of this Option by having Shares withheld up to an amount that does not exceed the Grantee's applicable tax rate for federal (including FICA), state and local tax liabilities. The election must be in a form and manner prescribed by the Board but shall not be subject to any further approval of the Board.


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     11.  Applicable Law.  The validity, construction, interpretation and effect
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of this instrument shall be governed by and determined in accordance with the laws of the State of Florida.

     12.  Notice.  Any notice to the Company provided for in this instrument
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shall be addressed to the Company in care of the President at 11811 U.S. Highway
One, North Palm Beach, Florida 33408, and any notice to the Grantee shall be addressed to such Grantee at the current address shown on the payroll of the Company, or to such other address as the Grantee may designate to the Company in writing. Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

     IN WITNESS WHEREOF, the Company has caused its duly authorized officers to execute and attest this Agreement, and the Grantee has executed this Agreement, effective as of the Date of Grant.


                                     ILIFE.COM, INC.
Attest:

                                     By: /s/ Peter W. Minford
---------------------------------       ---------------------------------

                                     Name: Peter W. Minford

                                     Title: Senior Vice President


                                     Accepted: /s/Jeffrey Cunningham
                                               ---------------------------
                                               Jeffrey Cunningham

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